                                                                    EXHIBIT 10.4

                          WEB SITE PROGRAMMING SERVICES
                          AGREEMENT BETWEEN REGISTRANT
                            AND THE ADRENALINE GROUP

February 10, 1999

Joseph Preston, CEO
Efox.net, Inc.
7801 Norfolk Avenue, Suite 208
Bethesda, MD  20814

Dear Mr. Preston:

Thank you for selecting the Adrenaline Group as your contractor to develop Efox.net's online entertainment and commerce Web site. We are very excited to begin working on your project. This letter will summarize the key points of our previous discussions and will serve as an official agreement about the nature of our working relationship.

The Adrenaline Group will devote approximately 100 person hours per month over 2 calendar months to your project. Project activities will include planning, developing, and deploying Efox.net's Web site. Your deliverables will include planning documents, design documents, source code and executable code. Contingent upon efox.net's timely delivery of the site design and content, we believe that this is sufficient time to accomplish a working Web site.

The cost to you of our services will be $125 per hour beginning Tuesday February 12, 1999. This compensation covers labor only and does not include anticipated or unanticipated other direct costs, including the costs of hardware and commercial off-the-shelf software components. We will purchase no of the shelf hardware or software components without Efox.net's prior consent. The payment schedule and terms are as follows:

   Payment     Billing Date              Amount             Description                Due
      1        February 2, 1998                     $5,000  Project Initiation         N/A
      2        March 1, 1998             Hourly at $125/hr  Month 1 completion         Net 15
      3        April 1, 1998             Hourly at $125/hr  Month 2 completion         Net 15

This offer is good for 15 DAYS. Please call me if you have any questions. We look forward to working with you.

Sincerely,

Greg DuPertuis, President
The Adrenaline Group, Inc.

                CONFIDENTIAL INFORMATION. DO NOT REDISTRIBUTE.
                          THE ADRENALINE GROUP, INC.
--------------------------------------------------------------------------------
                                                                       02/26/99
                                                                    page 2 of 6

PROJECT ACTIVITIES

1.  Coordinate procurement of hardware and software

2. Coordinate activities with Germane Systems, Global Center and other relevant product and service vendors

3. Install, configure, test and debug Web server, email server, database server and other development and administration software tools

4.  Design and deploy Oracle database

5.  Deploy tape backup system

6.  Document system configuration

7. Deploy online Web content including HTML, GIF/JPEG images, PDF documents, and Word documents

8.  Develop, deploy and test an online open member registration system

9. Coordinate with Certificate Authority in order to configure SSL based secure Web site

10. Coordinate with Merchant Services Provider in order to configure Web based credit card billing services

11. Plan and document scalable, multi-server system architecture



--------------------------------------------------------------------------------
703.471.7930                                     http://www.adrenalinegroup.com

                CONFIDENTIAL INFORMATION. DO NOT REDISTRIBUTE.
                          THE ADRENALINE GROUP, INC.
--------------------------------------------------------------------------------
                                                                       02/26/99
Services Agreement                                                  page 3 of 6


THIS PROGRAMMING SERVICES AGREEMENT (this "Agreement") is made and entered into this February 2, 1999, by and between The Adrenaline Group, Inc., a corporation with offices at 1041 Sterling Road, Herndon, VA 20170 (hereinafter "Vendor") and Efox.net, Inc., a corporation with offices at 7801 Norfolk Avenue, Suite 208, Bethesda, MD 20814 (hereinafter "Customer").

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meaning ascribed to them below:

     CODE shall mean computer-programming code. Unless otherwise specified, Code shall include such computer programming code in both object code and source code forms.

     CONFIDENTIAL INFORMATION shall mean web site content, efox.net business strategies and documentation, DELIVERABLES (including drafts and associated materials), product design and functionality, concepts and definitions and any other information that Customer indicates to be confidential and Vendor acquires (as a result of disclosure by Customer, access to Customer facilities, analysis of Customer's products or enhancements, or otherwise) in connection with the SERVICES.

     DELIVERABLES shall mean all CODE, DOCUMENTATION, and other media, materials, or other objects produced as a result of the Services or delivered by Vendor in the course of providing the SERVICES.

     DOCUMENTATION shall mean any written materials that relate to particular Code or the programming or development thereof, including materials useful for design (for example, logic manuals, flow charts, and principles of operation).

     SERVICES shall mean programming and development services relating to existing and planned products and enhancements of Customer or Customer's customers, whether heretofore or hereafter provided by Vendor.

2. Scope of Services; Compensation. All Services provided by Vendor shall be subject to this Agreement, unless otherwise agreed upon by both parties in writing.

     The Services may be described more specifically in statements of work set forth in writing and signed by both parties.

     The terms for compensation of Vendor shall be agreed upon by both parties in writing. Customer shall be responsible for reimbursement of expenses incurred by Vendor only as stated in such agreement.

3. Confidential Information. Vendor shall receive and hold all Confidential Information in trust and confidence for Customer. Vendor may not use any Confidential Information except as authorized by Customer and for the benefit of Customer. Vendor may disclose Confidential Information only to those employees who have a "need to know" in order to help Vendor perform the Services and who are legally bound to maintain the confidentiality of the Confidential Information.

     Vendor shall be responsible for the safekeeping of all materials and media containing Confidential Information and shall account for such materials and media at Customer's request. So long as Vendor uses reasonable efforts to maintain the confidentiality of Customer's


--------------------------------------------------------------------------------
703.471.7930                                     http://www.adrenalinegroup.com

                CONFIDENTIAL INFORMATION. DO NOT REDISTRIBUTE.
                          THE ADRENALINE GROUP, INC.
--------------------------------------------------------------------------------
                                                                       02/26/99
                                                                    page 4 of 6

     Confidential Information and materials, Vendor shall not be liable for disclosure or theft of such Information or materials by third parties who obtain the Confidential Information or materials by improper means.

     The foregoing confidentiality obligations shall remain in effect until two
     (2) years after any relevant Services are completed or terminated and Vendor has delivered to Customer or destroyed the materials and media containing Confidential Information associated with such Services. Notwithstanding the previous sentence, Vendor will respect in perpetuity all applicable copyrights and trademarks of Customer.

4. Rights in Deliverables. All Deliverables shall be deemed to be works made for hire and shall belong exclusively to Customer and its designees. If by operation of law any of the Deliverables, including all related intellectual property rights are not owned in their entirety by Customer automatically upon their creation, then Vendor agrees to assign, and hereby assigned, to Customer and its designees the ownership of such Deliverables, including all related intellectual property rights.

     Customer may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Deliverables. Vendor agrees to provide any assistance required to perfect such protection. In addition, any know-how or programming techniques learned, developed or discovered by Vendor during performance of these services shall remain the intellectual property of the Vendor.

     Vendor may include in the Deliverables preexisting materials only if such pre-existing materials are either provided by Customer or if they are owned or licensable without restriction by Vendor. To the extent that preexisting materials owned or licensed by Vendor are included in the Deliverables, Vendor shall identify any such materials prior to commencement of the services involving such materials. Vendor grants to Customer (as an exception to the transfer and assignment provided in the first paragraph of this Section) and irrevocable, non-exclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based upon, such materials, and the right to authorize others to do any of the foregoing.

5.   Term and Termination.

A. This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed or until earlier terminated as provided herein.

B. Vendor's appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

         (i) In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured following at least fifteen
         (15) days' written notice to the defaulting party.

         (ii) Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.

         (iii) Services or disrupted for more than thirty (30) days due to death, disability or departure of principal developer(s).


--------------------------------------------------------------------------------
703.471.7930                                     http://www.adrenalinegroup.com

                 CONFIDENTIAL INFORMATION. DO NOT REDISTRIBUTE.
                          THE ADRENALINE GROUP, INC.
--------------------------------------------------------------------------------
                                                                       02/26/99
                                                                    page 5 of 6

C. Section 3, Confidentiality, shall survive the expiration or termination of this Agreement. In the event of early termination due to Vendor's default or pursuant to subsection B. (iii). above. Vendor agrees to deliver the Software then completed. In addition, should Customer default in making payment to Vendor for services completed, Vendor may, at its option, recover all outstanding fees owed plus reasonable interest or have all right, title and interest in any deliverables reverts back to Vendor.

D. If the Agreement is terminated due to the death or disability of one of Vendor's Developers, then Vendor shall deliver that part of the Software then completed, provided payment is made by Customer for such completed part.

6. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows.

         If to Customer to:
         Joseph Preston, CEO
         Efox.net, Inc.
         7801 Norfolk Avenue, Suite 208
         Bethesda, MD  20814

         With a copy to:
         Harvey S. Jacobs, Esq
         Joyce and Jacobs, Attorneys at Law LLP
         1019 19th Street NW, Penthouse 2
         Washington D.C. 20008

         If to Vendor to:
         Scott McLoughlin or Greg DuPertius
         The Adrenaline Group, Inc.
         1041 Sterling Road, Suite 201
         Herndon, VA 20170

     Or to such other address as identified by a party to the other in writing.

7. No Waiver. The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

8. Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of Efox.net, Inc. It is understood that this is a personal services contract and as such The Adrenaline Group shall not permit this contract to be assigned to or performed by any other party.

9. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.


--------------------------------------------------------------------------------
703.471.7930                                     http://www.adrenalinegroup.com

                CONFIDENTIAL INFORMATION. DO NOT REDISTRIBUTE.
                          THE ADRENALINE GROUP, INC.
--------------------------------------------------------------------------------
                                                                       02/26/99
                                                                    page 6 of 6


10. General Provisions. Each party warrants that it is and will remain free of any obligations and restrictions that would interfere or be inconsistent with its performance of the Agreement.

     Vendor agrees to take further actions and execute and deliver such further agreements or other instruments as Customer may reasonably request to give effect to the ownership and license provisions of Section 4 of this Agreement.

     References to "Vendor" in this Agreement shall include any majority-owned or controlled subsidiary or affiliate. Except of such subsidiaries or affiliates, Vendor may not subcontract the services without Customer's prior written consent.

     This Agreement supersedes all other communications, understandings and agreements relating to the subject matter hereof. It may be amended only in writing.

     This Agreement shall be governed by the laws of the State of Virginia as they pertain to a contract executed, delivered, and performed in that State.

     In WITNESS WHEREOF, this Agreement has been executed and delivered by authorized representatives of both parties as of the date first indicated above.

11.  PREEXISTING MATERIALS.

     adrenaline.* Java packages
     adrenalinex.* Java packages
     *backup.bat Oracle backup scripts

Accepted and agreed to:

-----------------------------------------   ----------------------
Greg DuPertuis, President                   Date
The Adrenaline Group, Inc.

-----------------------------------------   ----------------------
Joseph Preston, CEO                         Date
Efox.net, Inc.




--------------------------------------------------------------------------------
703.471.7930                                     http://www.adrenalinegroup.com